SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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McRae Industries, Inc.

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McRAE INDUSTRIES, INC.
400 North Main Street
Mount Gilead, North Carolina 27306

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 19, 2002

To: The Stockholders of McRae Industries, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of McRae Industries, Inc. (the “Company”) will be held at 3:00 p.m. on the 19th day of December, 2002, at the offices of the Company located at 400 North Main Street, Mount Gilead, North Carolina, for the following purposes:

1.	To elect the Board of Directors consisting of seven persons, of whom five are to be elected by the holders of the Class B Common Stock and two are to be elected by the holders of the Class A Common Stock.

2.	To ratify the appointment of Grant Thornton LLP as independent certified public accountants for the current fiscal year.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on October 25, 2002 as the record date for the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof and only holders of Class A and Class B Common Stock of record at such date are entitled to notice of and to vote at the Annual Meeting of Stockholders.

By Order of the Board of Directors

/s/ James W. McRae

James W. McRae Secretary November 20, 2002

IMPORTANT

Whether you expect to attend the meeting or not, please vote, sign, date, and return the enclosed proxy in the enclosed self-addressed envelope as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

McRAE INDUSTRIES, INC.
400 North Main Street
Mount Gilead, North Carolina 27306

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of McRae Industries, Inc., a Delaware corporation (the “Company”), to be held at 3:00 p.m., local time, on December 19, 2002 at its principal office, 400 North Main Street, Mount Gilead, North Carolina. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about November 20, 2002.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by filing with the Secretary of the Company an instrument revoking it, by filing a duly executed proxy bearing a later date with the Secretary of the Company or by attending the meeting and voting in person. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted FOR the proposals.

Only stockholders of the Class A and Class B Common Stock of record at the close of business on October 25, 2002 are entitled to vote at the meeting. On that date, the Company had outstanding and entitled to vote a total of 1,879,072 shares of Class A Common Stock and 889,427 shares of Class B Common Stock. As described below under “Election of Directors,” the Bylaws of the Company provide for seven directors, two of whom are elected by the holders of the Class A Common Stock voting as a separate class and five of whom are elected by the holders of the Class B Common Stock voting as a separate class. On all other matters, except matters required by law to be approved by separate class votes, the holders of Class A Common Stock and Class B Common Stock vote together as a single class with each share of Class A Common Stock entitled to one-tenth vote and each share of Class B Common Stock entitled to one full vote. Each share of Class B Common Stock is freely convertible into a share of Class A Common Stock at the election of the holder.

Stockholder Proposals for Next Annual Meeting

Any stockholder proposal to be presented at the Company’s 2003 annual meeting of stockholders must be received at the offices of the Company, Post Office Box 1239, 400 North Main Street, Mount

Gilead, North Carolina 27306, no later than July 18, 2003 for inclusion in the Company’s proxy statement and form of proxy for that meeting. In addition, if the Company receives notice of stockholder proposals after October 1, 2003, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

Principal Stockholders and Holdings of Management

Listed in the following table are the only beneficial owners, known to the Company as of October 25, 2002, of more than five percent of the Company’s $1 par value Class A and Class B Common Stock and the equity securities of the Company and its subsidiaries beneficially owned by the directors and executive officers as a group. Equity securities of the Company and its subsidiaries beneficially owned by individual directors, director nominees and the Named Executive Officers (as defined herein) are disclosed under Election of Directors, below.

	Class A Common				Class B Common			Class A and Class B
	Stock				Stock			Common Stock

	Amount and Nature				Amount and Nature
Name and Address of	of Beneficial				of Beneficial				Percent of Total
Beneficial Owner	Ownership(1)		Percent of Class A		Ownership(1)		Percent of Class B	Total Votes(2)	Votes

D. Gary McRae P.O. Box 1239 Mount Gilead, NC 27306	493,021	(3)(4)(5)	26.2	%(4)	570,913	(6)	64.2%	620,215	57.6%

James W. McRae P.O. Box 1239 Mt. Gilead, NC 27306	474,367	(3)(7)(8)	25.2	%(7)	563,099	(6)	62.1%	610,536	56.7%

McRae A Investment Company, LLC 409 North Main Street Mt. Gilead, NC 27306	430,734		22.9%		—		—	43,073	4.0%

McRae B Investment Company, LLC 409 North Main Street Mt. Gilead, NC 27306	—	(9)	—	(9)	542,711		61.0%	542,711	50.4%

Branch Banking & Trust Co. P.O. Box 29542 Raleigh, NC 27626	336,229	(10)(11)	17.9	%(10)	89,620	(11)	10.1%	123,243	11.4%

All Directors and Executive Officers as a group (8 persons)	553,259	(3)(5)(8)(12)	29.4	%(12)	591,801	(6)	66.5%	647,127	60.1%

(1)	All shares owned directly and with sole voting and investment power except as otherwise noted.

(2)	On all matters, except the election of directors and matters required by law to be approved by separate class votes, the holders of Class A Common Stock and Class B Common Stock vote together as a single class with each share of Class A Common Stock entitled to one-tenth vote and each share of Class B Common Stock entitled to one full vote. In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B Common Stock into Class A Common Stock.

(3)	Includes 430,734 shares of Class A Common Stock held by McRae A Investment Company, LLC as to which D. Gary McRae and James W. McRae have shared voting and investment power as Managers.

(4)	Excludes (i) 542,711 shares issuable upon conversion of 542,711 shares of Class B Common Stock held by McRae B Investment Company, LLC as to which D. Gary McRae and James W. McRae have shared voting and investment power as Managers and (ii) 28,202 shares issuable upon conversion of 28,202 shares of Class B Common Stock held by D. Gary McRae. Including such shares D. Gary McRae beneficially owns a total of 1,063,934 shares of Class A Common Stock representing 43.4% of the class.

(5)	Includes 2,000 shares owned by D. Gary McRae’s minor child and 1,111 shares owned by his wife. Does not include any interest in shares held by the Company’s Employee Stock Ownership Plan (the “ESOP”).

(6)	Includes 542,711 shares of Class B Common Stock held by McRae B Investment Company, LLC as to which D. Gary McRae and James W. McRae have shared voting and investment power as Managers.

(7)	Excludes (i) 542,711 shares issuable upon conversion of 542,711 shares of Class B Common Stock held by McRae B Investment Company, LLC as to which D. Gary McRae and James W. McRae have shared voting and investment power as Managers and (ii) 20,388 shares issuable upon conversion of 20,388 shares of Class B Common Stock held by James W. McRae. Including such shares James W. McRae beneficially owns a total of 1,037,466 shares of Class A Common Stock representing 42.5% of the class.

(8)	Does not include any interest in shares held by the ESOP.

(9)	Excludes 542,711 shares issuable upon conversion of 542,711 shares of Class B Common Stock held by McRae B Investment Company, LLC. Including such shares McRae B Investment Company, LLC beneficially owns a total of 542,711 shares of Class A Common Stock representing 22.4% of the class.

(10)	Excludes 89,620 shares issuable upon conversion of 89,620 shares of Class B Common Stock held by Branch Banking & Trust Co. (“BB&T”). Including such shares BB&T beneficially owns a total of 425,849 shares of Class A Common Stock representing 21.6% of the class.

(11)	These shares represent shares held by BB&T and include all shares held by the ESOP for which BB&T serves as trustee. BB&T has sole voting and investment power with respect to such shares. Information with respect to BB&T is as of October 25, 2002 and was provided to the Company by BB&T in a telephone call on October 28, 2002.

(12)	Excludes (i) 542,711 shares issuable upon conversion of 542,711 shares of Class B Common Stock held by McRae B Investment Company, LLC as to which D. Gary McRae and James W. McRae have shared voting and investment power as Managers, (ii) 28,202 shares issuable upon conversion of 28,202 shares of Class B Common Stock held by D. Gary McRae and (iii) 20,388 shares issuable upon conversion of 20,388 shares of Class B Common Stock held by James W. McRae. Including such shares the Company’s directors and executive officers beneficially own as a group a total of 1,145,060 shares of Class A Common Stock representing 46.3% of the class.

Election of Directors

The Bylaws of the Company provide for seven directors, two of whom are elected by the holders of the Class A Common Stock voting as a separate class and five of whom are elected by the holders of the Class B Common Stock voting as a separate class. Directors elected at the Annual Meeting will serve, subject to the provisions of the Bylaws, until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. If for any reason any nominee shall not become a candidate for election as a director at the meeting, an event not now anticipated, the enclosed proxy will be voted for such substitute as shall be designated by the Board of Directors.

It is the intention of the persons named in the accompanying Proxy to vote all proxies solicited by the Board of Directors FOR the seven nominees listed below unless authority to vote for the nominees is withheld by a stockholder in such stockholder’s proxy. Directors are elected by a plurality of the votes of the applicable class of Common Stock cast by the holders of shares of such class entitled to vote at a meeting at which a quorum is present. The Company’s Bylaws provide that, where a class vote is required, a quorum consists of the presence, in person or by proxy, of the holders of a majority of the outstanding shares of a particular class entitled to vote as a class at the meeting. Provided a quorum is represented at the meeting, abstentions and shares not voted are not taken into account in determining a plurality with respect to the directors elected by the holders of either class of Common Stock. Cumulative voting for directors is not permitted.

The two nominees for election as Directors by the holders of Class A Common Stock, both of whom are currently members of the Board of Directors, are listed below. Each was elected to his respective term, which expires in 2002, at the Annual Meeting of Stockholders held on December 20, 2001.

Directors to be Elected by Holders of Class A Common Stock

			Class A Common		Class B Common
			Stock		Stock		Class A and Class B
Common Stock
		First	Amount and Nature		Amount and Nature
Name and Principal		Became	of Beneficial	Percent of	of Beneficial	Percent of	Total	Percent of
Occupation or Employment	Age	Director	Ownership(1)	Class A	Ownership(1)	Class B	Votes(2)	Total Votes

Brady W. Dickson Consultant since 1995; President, Standard Packaging and Printing Corp., Mount Gilead, North Carolina (printed packaging manufacturer) from 1972 to 1995	57	1997	9,960(3)	—(4)	—(4)	—(4)	996	—(4)

Harold W. Smith Vice President – McRae Office Solutions since 1993	59	1985	—	—(4)	—	—(4)	—	—(4)

(1)	All shares owned directly and with sole voting and investment power as of October 25, 2002 except as otherwise noted. Does not include any interest in shares held by the Company’s ESOP.

(2)	On all matters, except the election of directors and matters required by law to be approved by separate class votes, the holders of Class A Common Stock and Class B Common Stock vote together as a single class with each share of Class A Common Stock entitled to one-tenth vote and each share of Class B Common Stock entitled to one full vote. In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B Common Stock into Class A Common Stock.

(3)	Includes 6,000 shares owned by his wife.

(4)	Less than 1%.

The five nominees for election as Directors by holders of Class B Common Stock are: Hilton J. Cochran, Victor A. Karam, D. Gary McRae, James W. McRae and William H. Swan. Set forth below is information about the nominees. Each of the nominees is currently a member of the Board of Directors. Each was elected to his respective term, which expires in 2002, at the Annual Meeting of Stockholders held on December 20, 2001.

Directors to be Elected by Holders of Class B Common Stock

			Class A Common			Class B Common
			Stock			Stock				Class A and Class B
										Common Stock
		First	Amount and			Amount and
Name and Principal		Became	Nature of	Percent of		Nature of		Percent of		Total	Percent of
Occupation or Employment	Age	Director	Beneficial Ownership(1)	Class A		Beneficial Ownership(1)		Class B		Votes(2)	Total Votes

Hilton J. Cochran Retired; Part-Owner of J. Morris & Associates, Inc., Troy, North Carolina (general insurance agency) since 1952; President 1952–98	72	1985	400 (3)	—	(5)	500	(4)	—	(5)	540	—	(5)

Victor A. Karam President-Footwear Division since 1998; General Manager, Footwear Division since 1969	68	1972	5,312	—	(5)	—		—	(5)	531	—	(5)

D. Gary McRae(6)(7) President of the Company since 1997, Treasurer since 1991 and Vice President 1980-1997	52	1979	493,021 (8)	26.2%		570,913	(8)	64.2%		620,215	57.6%

James W. McRae(6) Vice President since 1986; Secretary since 1991; Plant Manager Footwear Division since 1985	50	1985	474,367 (3)	25.2%		563,099	(8)	62.1%		610,536	56.7%

William H. Swan President of Bob Swan Company, Inc., Mount Gilead, North Carolina (timber dealers and foresters) since 1965	62	2001	933 (4)	—	(5)	—		—	(5)	93	—	(5)

(1)	All shares owned directly and with sole voting and investment power as of October 25, 2002 except as otherwise noted. Does not include any interest in shares held by the Company’s ESOP.

(2)	On all matters, except the election of directors and matters required by law to be approved by separate class votes, the holders of Class A Common Stock and Class B Common Stock vote together as a single class with each share of Class A Common Stock entitled to one-tenth vote and each share of Class B Common Stock entitled to one full vote. In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B Common Stock into Class A Common Stock.

(3)	Excludes 500 shares issuable upon conversion of 500 shares of Class B Common Stock which are owned jointly with Mr. Cochran’s wife. Including such shares Mr. Cochran beneficially owns a total of 900 shares of Class A Common Stock representing less than 1% of the class.

(4)	Owned jointly with his wife.

(5)	Less than 1%.

(6)	D. Gary McRae and James W. McRae are brothers.

(7)	D. Gary McRae is a director of Fidelity Bank, Fuquay-Varina, North Carolina.

(8)	Information as to beneficial ownership of these shares is provided in the table of principal stockholders on page 2.

Director Compensation

Directors are paid $750 for attending regularly scheduled quarterly meetings of the Board of Directors (directors who are also officers or employees of the Company are paid $400 for attending such meetings). In addition, directors are paid $125 for attending committee meetings.

Executive Officers

D. Gary McRae, James W. McRae, Victor A. Karam and Harold W. Smith are executive officers as well as directors. The executive officers of the Company were appointed by unanimous written consent of the Board of Directors on December 16, 1999 and serve at the pleasure of the Board of Directors. Marvin Kiser, age 54, has served as Controller for the Company since September 1996 and as Vice President of Finance of the Company since May 2002. Previously, Mr. Kiser was treasurer of Robert W. Chapman & Company from 1988 to 1996.

The Board of Directors and its Committees

The Board of Directors held five meetings during the past year. Each director attended more than 75% of the aggregate total number of meetings of the Board of Directors and the total number of meetings of any Committee on which he served. The Board of Directors has no nominating committee.

Audit Committee

The Audit Committee is composed of William H. Swan, Brady W. Dickson and Hilton J. Cochran, each of whom is an “independent director” as defined under the American Stock Exchange’s listing standards. The Audit Committee is responsible for recommending independent auditors for the Company, reviewing the Company’s financial statements, audit report, internal financial controls and internal audit procedures and approving services to be performed by the Company’s independent auditors. The Audit Committee met four times during the last fiscal year. The Audit Committee currently operates under a written charter adopted by the Board of Directors, a copy of which was attached as Appendix A to the Company’s proxy statement for its 2001 Annual Meeting.

Audit Committee Report

In connection with its financial oversight responsibilities, the Audit Committee has:

1. Reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended August 3, 2002.

2. Discussed with Grant Thornton LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

3. Received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Grant Thornton LLP their independence.

4. Considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining auditor independence.

Based on these actions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 3, 2002.

This report has been provided by the Audit Committee:

   Brady W. Dickson—Chairman
   William H. Swan
   Hilton J. Cochran

Incentive Stock Option Committee

The Incentive Stock Option Committee is responsible for administering and selecting key employees to whom stock options and stock appreciation rights will be awarded under the Company’s 1998 Incentive Equity Plan, for reviewing any transactions or arrangements between the Company and any of its affiliates, and along with the President of the Company, for recommending executive compensation to the Board of Directors. This committee is composed of William H. Swan, Brady W. Dickson and Hilton J. Cochran, and met once during the fiscal year.

Compensation Committee Interlocks and Insider Participation

The Incentive Stock Option Committee of the Board of Directors of the Company, along with D. Gary McRae, the President of the Company, makes recommendations to the Board of Directors concerning the Company’s compensation arrangements. The Company’s Incentive Stock Option Committee is

also responsible for, among other things, administering the Company’s 1998 Incentive Equity Plan. The Board of Directors is currently composed of D. Gary McRae, President and Treasurer of the Company, William H. Swan, Hilton J. Cochran, Brady W. Dickson, Victor A. Karam, President — Footwear, James W. McRae, Vice President and Secretary, and Harold W. Smith, Vice President – McRae Office Solutions. Messrs. Swan, Dickson and Cochran currently comprise the Company’s Incentive Stock Option Committee. During the last fiscal year, no executive officer of the Company served as a director or member of the compensation committee (or committee performing similar functions) of any other entity of which an executive officer served on the Board of Directors or Incentive Stock Option Committee of the Company.

Certain Relationships and Related Transactions

Transactions Involving American Mortgage & Investment Company

Since 1970, the Company has owned a substantial equity interest in American Mortgage & Investment Company (“AMIC”), a company engaged primarily in the business of land development and sales in the coastal region of South Carolina. D. Gary McRae serves as a director of AMIC and was appointed its president on March 18, 1997. He serves without compensation.

The Company owns shares of the common stock of AMIC which represents about 13% of its outstanding common stock. In addition, the Company owns all outstanding shares of AMIC’s 20% Cumulative Convertible Preferred Stock. Because of arrearages in dividends on the preferred stock, each share of preferred stock is currently entitled to one vote on any matter submitted to a vote of AMIC shareholders. The Company presently has the majority of the voting power of AMIC.

At the beginning of the Company’s 2002 fiscal year, the Company had investments in and advances to AMIC of approximately $527,000. During the 2002 fiscal year, the Company received payments of approximately $107,000 from AMIC. The investment in AMIC’s stock and amounts due from AMIC were reduced to the extent that the recorded amounts exceed stockholder equity as reported by AMIC. Because of AMIC’s financial condition, the Company has not accrued any interest on the AMIC obligations. At the end of the fiscal year, the Company had recorded investments in and advances to AMIC of approximately $395,000. AMIC has been operating under Chapter X of the United States Bankruptcy Act since 1974 and the court has imposed certain restrictions under a Plan of Reorganization.

Management believes that the Company’s advances to and continued financial support of AMIC are justified in light of its investment to date in AMIC and a lack of any other viable alternative. AMIC cannot continue operations without the support of the Company and, in management’s opinion, the ultimate realizable market value of AMIC’s real estate holdings is greater than the value of such holdings were the Company to discontinue its support, forcing AMIC to liquidate its holdings at substantially discounted values. Management believes remaining amounts due the Company from AMIC are ultimately recoverable.

Indebtedness of Victor A. Karam

On August 22, 2000, the Company made a loan of $300,000 to Mr. Karam, a director and executive officer of the Company. Mr. Karam used the proceeds of the loan to purchase real estate. On August 22, 2001, the Company renewed the loan, extending the maturity date for repayment. As renewed, the loan was payable on demand, but in no event later than August 22, 2002. The loan accrued interest at a rate of 5.82% per year. On September 21, 2001, Mr. Karam made a partial payment of $228,000 against the loan and on January 29, 2002 Mr. Karam paid the remaining balance due. Currently the Company does not have any loans outstanding to any directors or executive officers.

Split Dollar Insurance Agreements

As part of the compensation paid to the Company’s former President, Branson J. McRae, the Company entered into a split dollar insurance arrangement with Mr. McRae pursuant to which the Company agreed to pay the annual premiums on several life insurance policies, with a total face amount of $5 million, covering the lives of Mr. McRae and his wife, Mrs. Lorraine H. McRae. Under the terms of this arrangement, Mr. McRae was entitled to name the owners of the policies and upon the death of both of Mr. and Mrs. McRae the Company is entitled to a portion of the death benefits payable under the policies not to exceed the greater of (1) the cash surrender value of the policies and (2) the cumulative premiums paid by the Company on the policies. Mr. McRae died in February, 1997. Mrs. McRae is currently 80 years old. Mr. and Mrs. McRae’s four children, including D. Gary McRae and James W. McRae, each of whom is a director and executive officer of the Company, were named the initial owners and beneficiaries of the policies. In November 1998 ownership of each of the policies was transferred to a partnership of which each of Mr. and Mrs. McRae’s children is a partner and D. Gary McRae and James W. McRae are the Managing Partners, and such partnership was named the beneficiary of each of the policies. In fiscal 2002, the Company paid $210,674 in premiums on these policies. The Company has paid total premiums of $2,219,983 on these policies, which amount, together with any future premiums paid by the Company on the policies, will be repaid to the Company upon Mrs. McRae’s death.

The next premiums payable on the policies will come due in February 2003. Prior to paying any such premiums the Company will review whether making any such payments would be prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, which restricts the Company’s ability to make loans to or for any director or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s Class A Common Stock and Class B Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Class A and Class B Common Stock. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 3, 2002, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except as described below. In a Form 5 for the fiscal year ending August 3, 2002, Harold W. Smith reported six transactions in the Company’s Class A Common Stock that had not previously been reported on a timely basis.

Executive Compensation

The table below shows the compensation paid or accrued by the Company, for the three fiscal years ended August 3, 2002 to or for the account of D. Gary McRae, the only person who has served as Chief Executive Officer during the fiscal year and James W. McRae, Victor A. Karam and Harold W. Smith, the only other executive officers of the Company whose total annual salary and bonus exceeded $100,000 for the 2002 fiscal year (collectively, the “Named Executive Officers”). At fiscal year-end, no Named Executive Officer held any unexercised options.

SUMMARY COMPENSATION TABLE

						Long Term
		Annual Compensation				Compensation

					Other	Awards
					Annual	Restricted
Name and					Compen-	Stock	Options/	All Other
Principal	Fiscal	Salary		Bonus	sation	Award(s)	SARs	Compensation
Position	Year	($)		($)	($)(1)	($)	(#)	($)(2)

D. Gary McRae	2002	187,432	(3)	3,410	—	0	0	1,838
President and	2001	174,474		30,690	—	0	0	3,329
Treasurer	2000	168,240		3,307	—	0	0	5,092

Victor A. Karam	2002	166,115	(3)	33,539	—	0	0	4,837
President—	2001	154,686		38,021	—	0	0	3,988
Footwear	2000	149,560		25,471	—	0	0	2,578

Harold W. Smith	2002	129,455	(3)	2,380	—	0	0	1,283
Vice President—	2001	122,367		17,755	—	0	0	2,757
McRae Office Solutions	2000	118,288		2,300	—	0	0	3,584

James W. McRae	2002	117,338	(3)	23,947	—	0	0	1,455
Vice President	2001	109,060		24,731	—	0	0	2,735
and Secretary	2000	105,226		18,194	—	0	0	3,391

(1)	No Named Executive Officer received personal benefits during the listed years in excess of 10% of his respective annual salary and bonus.

(2)	Company match on 401(k) contributions.

(3)	Data for fiscal 2002 includes salary for 53 weeks, as fiscal 2002 was a 53-week period.

EQUITY COMPENSATION PLAN INFORMATION

Number of
securities
remaining available
	Number of		for future issuance
	Securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in first
Plan Category	and rights	and rights	column)

Equity compensation plans approved by security holders	—	N/A	100,000 (1)

Equity compensation plans not approved by security holders	—	N/A	—

Total:	—	N/A	100,000 (1)

(1)	Represents shares of Class A Common Stock available for issuance under the Company’s 1998 Incentive Equity Plan.

Compensation Committee Report

The Incentive Stock Option Committee, whose members are named above, together with the Chairman of the Board, make recommendations to the Board of Directors concerning the Company’s compensation arrangements. In connection with such arrangements, D. Gary McRae, William H. Swan, Brady W. Dickson and Hilton J. Cochran have provided the following report:

The Company’s overall compensation philosophy is as follows:

•	Attract and retain quality talent, which is critical to both the short-term and long-term success of this Company;

•	Reinforce strategic performance objectives through the use of annual and long-term incentive compensation programs; and

•	Create a mutuality of interest between executive officers and stockholders through compensation structures that share the rewards and risks of strategic decision making.

Base Compensation - The Company’s approach to base compensation is to offer competitive salaries in comparison to market practices. The 2002 average base salary rates of the three Named Executive Officers other than the President increased an average of 3.0 percent in 2002.

The Committee, consisting of three outside directors, along with the Chairman of the Board of Directors, D. Gary McRae, annually examine market compensation levels and trends observed in the labor market. For its purposes, the Committee has defined the labor market as the pool of executives who are currently employed in similar positions in companies with similar sales and market capitalization. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

The Committee makes salary decisions in the annual review process with input from the President. This annual review considers the decision-making responsibilities of each position and the experience, work performance, and team-building skills of position incumbents. The Committee views work performance as the single most important measurement factor and places most of the weight in this area. The remaining measurement factors, decision-making responsibilities and team-building skills, are weighted equally.

Incentive Compensation - The Incentive Stock Option Committee, along with the Chairman of the Board of Directors, annually make recommendations to the Board of Directors whether to pay and the amount of cash incentive bonuses. For executive officers other than the President, consideration is given to overall corporate performance and performance of the specific areas of the Company under a participant’s direct control. This balance supports the accomplishment of overall objectives and rewards individual contributions by our executive officers. Individual annual bonus level targets are consistent with market practices for positions with comparable decision-making responsibilities. Target performance levels are based upon historic patterns of Company performance and strategic objectives. All annual bonus-level performance targets are set above normal expectations of performance. Such performance measure threshold ensures that bonuses are not paid for substandard accomplishments. The average bonus paid in fiscal 2002 to the three Named Executive Officers other than the President was 14.5 percent of their total salaries paid for fiscal 2002 compared to 21 percent in 2001.

Long-term incentives provide another key element of executive compensation. Previously, the Company has granted non-qualified options from time to time under the Company’s 1985 Non-Qualified Stock Option Plan. To expand the Company’s flexibility to offer long-term incentives to its key employees, the Stockholders and the Board of Directors have adopted the 1998 Incentive Equity Plan, which replaced the Company’s 1985 Non-Qualified Stock Option Plan. No awards were made under the 1998 Incentive Equity Plan during 2002.

President Compensation - As indicated in the discussion above, the Company’s total compensation program is based upon market conditions and business performance. A portion of an executive’s yearly compensation is dependent upon the Company’s performance for the fiscal year based upon the executive’s level of responsibility and authority. In fiscal 2002, D. Gary McRae received a bonus equal to 1.8 percent of his total salary paid for fiscal 2002 (and his base salary rate was increased 3.0 percent over 2001).

Hilton J. Cochran	William H. Swan
Brady W. Dickson	D. Gary McRae

Stock Performance Graph

The accompanying graph and table set forth the cumulative total stockholder return to the Company’s stockholders during the five year period ended August 3, 2002, for each of the Company’s Class A and Class B Common Stock, as well as an overall stock market index (AMEX Index) and the Dow Jones Industry Group Index for each of footwear, office equipment and industrial technology, the principal industry segments in which the Company is actively involved.

[Graph]

Equity/Index	1997	1998	1999	2000	2001	2002

McRae Class A Common Stock	100	85	73	70	60	102
McRae Class B Common Stock	100	84	67	58	45	82
AMEX Index	100	109	122	146	139	130
Dow Jones Industrial Group Index – Office Equipment	100	128	146	79	68	63
Dow Jones Industrial Group Index – Industrial Technology	100	81	112	184	66	43
Dow Jones Industrial Group Index – Footwear	100	67	73	69	80	71

Change in Certifying Accountants

On January 16, 2002 Gleiberman Spears Shepherd & Menaker, PA resigned as the Company’s principal accountant due to their merger with Grant Thornton LLP. The reports of Gleiberman Spears Shepherd & Menaker, PA on the Company’s financial statements for the years ended July 28, 2001, July 29, 2000 and July 31, 1999 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by the Audit Committee and approved by the Company’s Board of Directors. During the years ended July 28, 2001, July 29, 2000 and July 31, 1999, and through January 16, 2002 there were no disagreements with Gleiberman Spears Shepherd & Menaker, PA on any matter of accounting principles or practices, financial statement disclosures or audit scope or procedure, which disagreements if not resolved to the satisfaction of Gleiberman Spears Shepherd & Menaker, PA would have caused them to make reference thereto in their reports on the financial statements for such periods.

The Company has retained Grant Thornton LLP as its principal independent accountants, effective January 16, 2002. During the years ended July 28, 2001, July 29, 2000 and July 31, 1999 and through January 16, 2002, the Company did not consult Grant Thornton LLP regarding any matter. In a letter addressed to the SEC dated January 22, 2002, Gleiberman Spears Shepherd & Menaker, PA stated that it agrees with the above statements. A copy of such letter was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed January 22, 2002.

Ratification of Appointment of Independent Certified Public Accountants

As recommended by the Audit Committee, the Board of Directors of the Company has appointed Grant Thornton LLP as independent certified public accountants for the 2003 fiscal year and recommends to the stockholders that they vote for ratification of that appointment. The Board of Directors will reconsider the selection of independent certified public accountants if the stockholders do not ratify the appointment of Grant Thornton LLP. A representative of Grant Thornton LLP is expected to attend the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees. Grant Thornton LLP billed the Company $99,537 for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended August 3, 2002 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed for the first three quarters of the fiscal year ended August 3, 2002. No more than 50% of the hours expended on the audit were performed by people other than full-time, permanent employees of Grant Thornton LLP

Financial Information Systems Design and Implementation Fees. During the fiscal year ended August 3, 2002, Grant Thornton LLP did not render any professional services to the Company for the design and implementation of financial information systems.

All Other Fees. Fees for services rendered to the Company by Grant Thornton LLP other than the audit of the Company’s financial statements for the fiscal year ending August 3, 2002 and the review of financial statements for the first three quarters of the fiscal year ending August 3, 2002 totaled $21,194.

Auditor Independence. The Audit Committee has considered whether the provision of services by Grant Thornton LLP other than the audit of the financial statements of the Company for the fiscal year ending August 3, 2002 and the review of the financial statements for the first three quarters of the fiscal year ending August 3, 2002 is compatible with maintaining auditor independence. Grant Thornton LLP has advised the Company that it has no direct or indirect financial interest in the Company.

The Board of Directors of the Company recommends a vote FOR ratification of the appointment of Grant Thornton LLP as its independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending August 2, 2003, and proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

Other Matters

The Board of Directors is not aware of any other matters which may be presented for action at the meeting, but if other matters do properly come before the meeting, it is intended that shares represented by proxies in the accompanying form will be voted in accordance with the best judgment of the person or persons voting the proxy.

Annual Report to Securities and Exchange Commission

Upon written request of a stockholder, the Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended August 3, 2002 filed with the Securities and Exchange Commission on November 1, 2002. Such request should be submitted to Office of the Secretary, McRae Industries, Inc., P.O. Box 1239, Mount Gilead, North Carolina 27306.

FOR USE BY CLASS A STOCKHOLDERS
McRAE INDUSTRIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
DECEMBER 19, 2002

The undersigned hereby appoints D. Gary McRae and James W. McRae and each or either of them, with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote as designated below, all shares of the $1 par value Class A Common Stock of the undersigned in McRae Industries, Inc. at the Annual Meeting of Stockholders to be held at 3:00 p.m. on the 19th day of December, 2002, and at any adjournment thereof.

UNLESS SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 SHOWN BELOW: The Board of Directors recommends voting for all items.

1.	Election of Directors: Nominees are Brady W. Dickson and Harold W. Smith.

[ ]	FOR all listed nominees (except do not vote for nominee(s) whose name(s) I have written below)

[ ]	WITHHOLD AUTHORITY to vote for all listed nominees

2.	Ratification of appointment of Grant Thornton LLP as accountants.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

Please date, sign exactly as printed and return promptly in the enclosed postage-paid envelope.

Date:_____________________________________ , 2002

(When signing as attorney, executor, administrator, trustee, guardian, etc. give title as such. If a joint account, each joint owner should sign personally.)

FOR USE BY CLASS B STOCKHOLDERS
McRAE INDUSTRIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
DECEMBER 19, 2002

The undersigned hereby appoints D. Gary McRae and James W. McRae and each or either of them, with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote as designated below, all shares of the $1 par value Class B Common Stock of the undersigned in McRae Industries, Inc. at the Annual Meeting of Stockholders to be held at 3:00 p.m. on the 19th day of December, 2002, and at any adjournment thereof.

UNLESS SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 SHOWN BELOW: The Board of Directors recommends voting for all items.

1.	Election of Directors: Nominees are William H. Swan, Hilton J. Cochran, Victor A. Karam, D. Gary McRae and James W. McRae.

[ ]	FOR all listed nominees (except do not vote for nominee(s) whose name(s) I have written below)

[ ]	WITHHOLD AUTHORITY to vote for all listed nominees

2.	Ratification of appointment of Grant Thornton LLP as accountants.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

Please date, sign exactly as printed and return promptly in the enclosed postage-paid envelope.

Date:________________________________ , 2002

(When signing as attorney, executor, administrator, trustee, guardian, etc. give title as such. If a joint account, each joint owner should sign personally.)